UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

Southwall Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-15930 (Commission File Number)	94-2551470 (I.R.S. Employer Identification No.)

3975 East Bayshore Road
Palo Alto, California 94303
(Address of principal executive offices)

(650) 962-9111
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 28, 2005, Southwall Technologies Inc. ("Southwall") entered into a Credit Agreement (the "Credit Agreement") with Wells Fargo HSBC Trade Bank, N.A. (the "Bank") The Credit Agreement provides for two facilities. All amounts borrowed under both facilities under the Credit Agreement must be repaid on or before May 31, 2006.

The first facility is revolving line of credit under which Southwall may from time to time borrow up to $3 million, subject to satisfaction of certain conditions. Amounts borrowed under the first facility bear interest at the prime rate minus 1.75% per annum or LIBOR plus 1% per annum, at Southwall's option. The Company borrowed approximately $3.0 million from this facility on April 28, 2005.

The second facility is a formula line under which Southwall may from time to time borrow up to $3 million, subject to certain conditions, with advances of up to 80% of eligible accounts receivable. Amounts borrowed under the second facility bear interest at the prime rate minus 0.25% per annum. Southwall may not borrow under the second facility until after June 30, 2005, and only if the following financial covenants are met:

●	net income after taxes of at least $1.00 for each of the fiscal quarters ended March 31, 2005 and June 30, 2005;

●	year-to-date net income after taxes of at least $750,000 for the six months ended June 30, 2005; and

●
a ratio ("EBITDA Coverage Ratio") of net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense ("EBITDA") to total interest expense plus current maturity of long-term debt and subordinated debt of at least 1.1 to 1.0 for the six months ended June 30, 2005.

In addition, if Southwall activates the second facility, all borrowings under both facilities under the Credit Agreement are subject to the satisfaction of the additional following financial covenants:

●
a ratio of total liabilities to tangible net worth of not greater than 2.5 to 1.0 from June 30, 2005 through December 30, 2005, and not greater than 2.0 to 1.0 from and after December 31, 2005, where tangible net worth means total shareholders' equity plus subordinated indebtedness less all intangible assets less assets that the Bank determines would be of small value in a liquidation;

●	year-to-date net income after taxes of not less than $1.00 as of June 30, 2005 and each fiscal quarter end thereafter; and

●	an EBITDA Coverage Ratio of not less than 1.5 to 1.0 for the year ended December 31, 2005.

All borrowings under both facilities under the Credit Agreement are secured by the inventory, receivables, raw material, works in progress and the like of Southwall. In addition, the first facility under the Credit Agreement is secured by a letter of credit posted by Needham & Company, one of Southwall's stockholders.

The terms of the Credit Agreement, among other things, limit the ability of Southwall to (i) incur, assume or guarantee additional indebtedness in excess of $13.5 million (other than pursuant to the Credit Agreement), (ii) pay dividends or repurchase stock (except up to $0.6 million per year of dividends on preferred stock), (iii) incur liens upon the collateral pledged to the bank, (iv) make any loans or advances to, or investments in, any person or entity outside the ordinary course of business, (v) merge, consolidate, sell or otherwise dispose of substantially all or a substantial or material portion of Southwall's assets, (vi) enter into transactions with affiliates, and (vii) make acquisitions other than up to an amount of $3 million and (viii) to make capital expenditures in any fiscal year in excess of $1.5 million.

The Credit Agreement provides for events of default, which include, among others, (a) nonpayment of amounts when due (with no grace periods), (b) breach of Southwall's representations or covenants or other agreements in the Credit Agreement or related documents, (c) payment defaults or accelerations of other indebtedness of Southwall, (d) a failure to pay certain judgments, (e) the occurrence of any event or condition that Bank believes impairs or is substantially likely to impair the prospects of payment or performance by Southwall, and (f) certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs, the bank may declare all outstanding indebtedness under the Credit Agreement to be due and payable.

The foregoing description does not purport to be a complete statement of the parties' rights and obligations under the Credit Agreement and the transactions contemplated thereby or a complete explanation of the material terms thereof.

Item 1.02.	Termination of a Material Definitive Agreement.

On April 28, 2005, Southwall repaid all obligations outstanding under its credit agreements with Pacific Business Funding dated December 18, 2003, as amended April 29, 2004. Principal and interest then outstanding under these agreements of approximately $3.0 million was repaid with amounts borrowed under the Credit Agreement. In connection with this repayment, PBF will release its security interests in Southwall's assets.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, Southwall borrowed approximately $3.0 million under the Credit Agreement on April 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWALL TECHNOLOGIES INC.

By:	/s/ Thomas G. Hood
Thomas G. Hood
Chief Executive Officer
Date: May 2, 2005